NYSE: NEM, ASX: NEM, TSX: NGT, PNGX: NEM	Exhibit 99.1
Newmont Reports Second Quarter 2025 Results
DENVER, July 24, 2025 – Newmont Corporation (NYSE: NEM, ASX: NEM, TSX: NGT, PNGX: NEM) (Newmont or the Company) today announced second quarter 2025 results, an additional $3.0 billion share repurchase program and declared a dividend of $0.251 per share.
"Newmont delivered a strong second quarter, producing approximately 1.5 million attributable gold ounces and generating an all time record quarterly free cash flow of $1.7 billion, underscoring the strength of our world-class portfolio and the disciplined execution of the commitments we shared at the beginning of the year," said Tom Palmer, Newmont's Chief Executive Officer. "We remain firmly on track to achieve our 2025 guidance as we continue to strengthen our safety culture, stabilize our operations and deliver long term value to shareholders."

Q2 2025 Results
▪Reported Net Income of $2.1 billion, Adjusted Net Income (ANI)2 of $1.6 billion equating to $1.43 per diluted share and Adjusted EBITDA2 of $3.0 billion
▪On track to meet Newmont's 2025 guidance3, with second quarter results in line with indications provided in February 2025
▪Expect to receive more than $3.0 billion in after tax cash proceeds from the divestiture program this year including approximately $2.5 billion from divested assets4 and approximately $470 million from the sale of equity shares in Greatland Resources and Discovery Silver5
▪Generated $2.4 billion of cash from operating activities, net of working capital contribution of $156 million; reported record Free Cash Flow2 of $1.7 billion
▪Returned $1.0 billion of capital to shareholders through share repurchases and dividend payments since the last earnings call6; declared a dividend of $0.25 per share of common stock for the second quarter of 2025
▪Newmont's Board authorized an additional $3.0 billion share repurchase program to be executed at the Company's discretion7
▪Produced 1.5 million gold ounces from Newmont's Core Portfolio, as well as 36 thousand tonnes of copper
▪Maintained a strong and flexible investment-grade balance sheet, ending the quarter with $6.2 billion in cash and $10.2 billion in total liquidity8
▪Reduced debt by $372 million since the last earnings call; reported Net debt to Adjusted EBITDA2 of 0.1x
▪Published 21st Annual Sustainability Report and 4th Annual Taxes and Royalties Contribution Report, providing a transparent review of Newmont's sustainability performance and economic contributions to the communities where we operate

1 Newmont's Board of Directors declared a dividend of $0.25 per share of common stock for the second quarter of 2025, payable on September 29, 2025 to holders of record at the close of business on September 4, 2025.
2 Non-GAAP metrics; see reconciliations at the end of this release.
3 See discussion of guidance and cautionary statement at the end of this release regarding forward-looking statements.
4 All operating sites previously announced for divestment have been sold, with the Coffee development project remaining designated as held for sale. No agreement has been reached with respect to Coffee as of the date of this release.
5 Shares in Greatland Resources were received as part of the sale consideration for Telfer and Havieron and shares in Discovery Silver Corp were received as part of the sale consideration for Porcupine. For further details see the 'Divestiture Program Update' section below. $470 million of net proceeds from sale of equity shares includes $140 million of Discovery share sales in July.
6 Includes $605 million of share repurchases in the second quarter of 2025 after April 24, 2025 and $145 million of share repurchases settled in July 2025.
7 The share repurchase program will be executed at the Company's discretion. The share repurchase program permits shares to be repurchased in a variety of methods, has no time limit and may be suspended or discontinued at any time. See cautionary statement regarding forward-looking statements at end of this release.
8 Total liquidity as of June 30, 2025 includes $4.0 billion available on a revolving credit facility.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         1

Summary of Second Quarter Results

	2024					2025
	Q1	Q2	Q3	Q4	FY	Q1	Q2	YTD
Average realized gold price ($/oz)	$2,090	$2,347	$2,518	$2,643	$2,408	$2,944	$3,320	$3,128
Attributable gold production (Moz)[1]	1.68	1.61	1.67	1.90	6.85	1.54	1.48	3.02
Gold Co-Product CAS ($/oz)[2,3]	$1,057	$1,152	$1,207	$1,096	$1,126	$1,227	$1,215	$1,221
Gold By-Product CAS ($/oz)[3]	$891	$892	$1,052	$862	$922	$930	$917	$924
Gold Co-Product AISC ($/oz)[3]	$1,439	$1,562	$1,611	$1,463	$1,516	$1,651	$1,593	$1,623
Gold By-Product AISC ($/oz)[3]	$1,373	$1,412	$1,542	$1,319	$1,408	$1,447	$1,375	$1,411
Net income (loss) attributable to Newmont stockholders ($M)	$170	$853	$922	$1,403	$3,348	$1,891	$2,061	$3,952
Adjusted net income ($M)[4]	$630	$834	$936	$1,591	$3,991	$1,404	$1,594	$2,998
Adjusted net income per share ($/diluted share)[4]	$0.55	$0.72	$0.81	$1.40	$3.48	$1.25	$1.43	$2.68
Adjusted EBITDA ($M)[4]	$1,694	$1,966	$1,967	$3,048	$8,675	$2,629	$2,997	$5,626
Cash from operations before working capital ($M)[5]	$1,442	$1,657	$1,846	$2,398	$7,343	$2,172	$2,228	$4,400
Net cash from operating activities of continuing operations ($M)	$776	$1,394	$1,637	$2,511	$6,318	$2,031	$2,384	$4,415
Capital expenditures ($M)[6]	$850	$800	$877	$875	$3,402	$826	$674	$1,500
Free cash flow ($M)[7]	$(74)	$594	$760	$1,636	$2,916	$1,205	$1,710	$2,915
Second Quarter 2025 Production and Financial Summary
Attributable gold production1 decreased 4 percent to 1,478 thousand ounces from the prior quarter as expected, driven by the previously announced closing of non-core asset sales partially offset by increased production at Yanacocha from improved injection leaching, Peñasquito from higher gold grades, Nevada Gold Mines, and Boddington from higher tonnes processed following planned maintenance.
Average realized gold price was $3,320 per ounce, an increase of $376 per ounce over the prior quarter. Average realized gold price includes $3,301 per ounce of gross price received, a favorable impact of $25 per ounce mark-to-market on provisionally-priced sales and reductions of $6 per ounce for treatment and refining charges.
Gold CAS2 totaled $1.7 billion for the quarter. Gold CAS per ounce3 decreased 1 percent to $1,215 per ounce on a co-product basis compared to the prior quarter primarily due to lower direct operating costs with the completed sales of higher cost, non-core assets.
Gold AISC per ounce3 decreased 4 percent to $1,593 per ounce on a co-product basis compared to the prior quarter. Building from CAS per ounce the decrease is primarily due to $81 million lower sustaining capital spend at the Non-Core Portfolio and across the Core Portfolio, particularly at Boddington following the completion of planned maintenance, as well as Lihir and Cadia due to project timing, partially offset by seasonal increases in sustaining capital at Red Chris and Brucejack.
Net income attributable to Newmont stockholders was $2.1 billion or $1.85 per diluted share, an increase of $170 million from the prior quarter. This increase was in part driven by higher revenues and lower CAS compounded by a gain on the sale of assets held for sale of $699 million compared to a gain of $276 million in the prior quarter; partially offset by 69 percent higher income and mining taxes and a smaller net gain on the fair value of investments and options of $151 million compared to a net gain of $291 million in the prior quarter.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         2

Adjusted net income4 for the quarter was $1.6 billion or $1.43 per diluted share, compared to $1.4 billion or $1.25 per diluted share in the prior quarter. Primary adjustments to second quarter net income includes a net gain on the sale of assets held for sale of $(699) million primarily related to the mine sales that closed in the second quarter and a net gain on the fair value of investments and options of $(151) million and a valuation allowance and other tax adjustments $167 million.
Adjusted EBITDA4 increased 14 percent to $3.0 billion, while EBITDA increased 21 percent to $3.8 billion compared to the prior quarter. The increase in EBITDA was driven by mostly by higher net income. Adjusted EBITDA excludes adjustments totaling $(806) million, primarily consisting of a net gain on the sale of assets held for sale and a net gain in the value of investments and options.
Consolidated cash from operations before working capital5 increased 3 percent from the prior quarter to $2.2 billion primarily due to higher net income.
Consolidated net cash from operating activities increased 17 percent from the prior quarter to $2.4 billion primarily due to an increase in net cash from operations before working capital. A net working capital movement in the second quarter of $156 million primarily due to a decrease in accounts receivable of $215 million from the timing of cash collections and an accrual for future tax payments of $263 million. These favorable working capital adjustments were partially offset by the continued cash spend for previously accrued reclamation activities of $185 million, primarily related to the ongoing construction of the Yanacocha water treatment plants, a build in inventory and stockpiles of $61 million due to stockpile sequencing and an increase in other assets of $89 million primarily from higher prepaid expenses in the quarter.
Income and mining cash tax paid increased 39 percent from the prior quarter to $648 million due to higher net income attributable to Newmont shareholders.
Free Cash Flow7 increased 42 percent from the prior quarter to $1.7 billion primarily due to an increase in consolidated net cash from operating activities compounded by lower capital investment.
Balance sheet and liquidity remained strong in the second quarter, ending with $6.2 billion of consolidated cash, with $10.2 billion of total liquidity; reported net debt to adjusted EBITDA of 0.1x8.
Non-Managed Joint Venture and Equity Method Investments9
Nevada Gold Mines (NGM) attributable gold production increased 11 percent to 239 thousand ounces, with a 2 percent increase in CAS per ounce to $1,448 per ounce3. AISC per ounce decreased 1 percent from the prior quarter to $1,771 per ounce3.
Pueblo Viejo (PV) attributable gold production increased 29 percent to 63 thousand ounces compared to the prior quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $40 million in the second quarter. Capital contributions of $13 million were made during the quarter related to the expansion project at Pueblo Viejo.
Fruta del Norte attributable gold production is reported on a quarter lag. Production reported in the second quarter of 2025 decreased 12 percent to 38 thousand ounces compared to the prior quarter. Cash distributions received from the Company's equity method investment in Fruta del Norte were $66 million for the second quarter.

1 Attributable gold production includes ounces from the Company's equity method investment in Pueblo Viejo (40%) and in Lundin Gold (32%).
2 Consolidated Costs applicable to sales (CAS) excludes Depreciation and amortization and Reclamation and remediation.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled in the Condensed Consolidated Statements of Cash Flows.
6 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
7 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
8 Non-GAAP measure. See end of this release for reconciliation.
9 Newmont has a 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method. In addition, Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment, as well as a 32% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         3

Newmont's 2025 Guidance
Newmont remains on track to meet its previously published 2025 guidance. For more details, refer to the Company’s Fourth Quarter 2024 Earnings and 2025 Guidance press release, issued on February 20, 2025, and available on Newmont.com. Please see the cautionary statement and footnotes for additional information.

Guidance Metric (+/-5%) [a]	2025E
Attributable Gold Production (Moz)
Managed Core Portfolio	4.2
Non-Managed Core Portfolio [b]	1.4
Total Core Portfolio	5.6
Non-Core Assets [c]	0.3
Total Newmont Attributable Gold Production (Moz)	5.9
Gold Co-Product CAS ($/oz) [d]
Managed Core Portfolio	$1,170
Non-Managed Core Portfolio [b]	$1,240
Total Core Portfolio	$1,180
Non-Core Assets	$1,450
Total Newmont Gold CAS ($/oz) [d]	$1,200
Gold Co-Product AISC ($/oz) [d]
Managed Core Portfolio	$1,630
Non-Managed Core Portfolio [b]	$1,555
Total Core Portfolio	$1,620
Non-Core Assets [c]	$1,830
Total Newmont Gold AISC ($/oz) [d]	$1,630
Sustaining Capital ($M)
Managed Core Portfolio	$1,530
Non-Managed Core Portfolio [b]	$270
Total Core Portfolio	$1,800
Non-Core Assets [c]	$75
Total Newmont Sustaining Capital [c]	$1,875
Development Capital ($M)
Managed Core Portfolio	$1,140
Non-Managed Core Portfolio [b]	$160
Total Core Portfolio	$1,300
Non-Core Assets [c]	$30
Total Newmont Development Capital [e]	$1,330
Consolidated Expenses
Exploration & Advanced Projects ($M)	$525
General & Administrative ($M)	$475
Interest Expense ($M)	$300
Depreciation & Amortization ($M) [f]	$2,600
Reclamation and Remediation Accretion ($M) [g]	$475
Adjusted Tax Rate [h,i]	34%

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         4

2025 GOLD PRODUCTION AND CAPITAL SEASONALITY GUIDANCE AND THIRD QUARTER COMMENTARY

Total Core Portfolio [j]	H1 2025E	H2 2025E
Attributable Production	50%	50%
Sustaining Capital	43%	57%
Development Capital	49%	51%
H1/H2 Commentary: Attributable gold production for the Core Portfolio in 2025 is expected to be approximately 50 percent weighted to the second half of the year. Production from Cadia and Peñasquito has been slightly stronger than expected in the first half of the year and is expected to decline in the second half. Increased production to offset those declines is expected in the second half of the year, primarily from the non-managed Nevada Gold Mines, Yanacocha, and the addition of Ahafo North in the fourth quarter.

Sustaining capital for the Core Portfolio is now expected to be weighted toward the second half of 2025, with optimization of road access and pit design at Lihir ongoing and investment moving to the second half of the year, the increase of sustaining capital spend at Cadia to support the long life of the operation, as well as address the historical underinvestment in tailings storage capacity, the continuation of warmer weather surface work at Red Chris and Brucejack in Canada, and a ramp up of spend at Tanami for ventilation work.

Development capital for the Core Portfolio is expected to increase in the second half of 2025 with the movement of non-critical path spend at Ahafo North as the project moves toward commercial production. Expenditures at Cadia and Tanami are expected to rise in H2 based on the timing of spend to support the major projects at those sites.

Third Quarter Commentary: Third quarter attributable production from the Core Portfolio is expected to be relatively in line with the previous quarter as expected production growth from the non-operated joint ventures as well as Cerro Negro, Brucejack, and Tanami is offset by declines at Ahafo South, Lihir, Peñasquito and Cadia. CAS per ounce unit cost is expected to be similar to the second quarter. AISC per ounce from the Core Portfolio is expected to be slightly higher than full year guidance in the third quarter due to higher sustaining capital spend as full year AISC per ounce is expected to be in line with full year guidance. Sustaining capital is expected to increase significantly from the second quarter as planned investments increase.

In the third quarter, no production or costs are anticipated from non-core assets divested in the first half of 2025. Compared to the previous quarter, third quarter free cash flow is expected to be adversely impacted by the higher capital spend, higher cash tax payments related to increased profitability in previous periods, and the continued increase in spending on construction of the Yanacocha water treatment facilities.

a 2025 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 20, 2025. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2025 Guidance assumes $2,500/oz Au, $9,370/tonne Cu, $30/oz Ag, $2,756/tonne Zn, $2,094/tonne Pb, $0.70 AUD/USD exchange rate, $0.75 CAD/USD exchange rate and $90/barrel WTI. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. See cautionary statement at the end of this release.
b Guidance for Non-managed operations provided by joint venture or operating partners.
c Guidance for non-core assets includes, Akyem, CC&V, Porcupine, Éléonore, and Musselwhite, and reflects attributable gold production, Gold CAS, Gold AISC, sustaining capital, and development capital for the first half of 2025 only. The sale of CC&V, Éléonore, and Musselwhite closed on February 28, 2025 and the sale of Akyem and Porcupine closed April 15, 2025. See cautionary statement at the end of this release.
d Presented on a consolidated basis and assuming a gold price of $2,500/oz.
e Sustaining capital is presented on an attributable basis; Capital guidance excludes amounts attributable to the Pueblo Viejo joint venture.
f Depreciation & Amortization includes Q1 2025 only for non-core assets.
g Reclamation and Remediation Accretion represents a subset of expenses within Reclamation and Remediation expense and is exclusive of Reclamation and Remediation adjustments and other within that income statement expense line item. Reclamation and Remediation Accretion includes Q1 2025 only for non-core assets.
h The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
i Assuming average prices of $2,500 per ounce for gold, $9,370 per tonne for copper, $30 per ounce for silver, $2,094 per tonne for lead, and $2,756 per tonne for zinc and achievement of current production, sales and cost estimates, Newmont estimates its consolidated adjusted effective tax rate related to continuing operations for 2025 will be 34%.
j Total Core Portfolio includes the Managed Core Portfolio and the Non-Managed Core Portfolio and does not include non-core assets divested or held for sale.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         5

Divestiture Program Update
In February 2024, Newmont announced the intention to divest its non-core assets, including six operations and two projects from its Australian, Ghanaian and North American business units. As of April 15, Newmont completed the sales for all non-core operations and its 70 percent interest in the Havieron project.
Total gross proceeds from announced transactions are expected to be up to $4.3 billion including contingent payments and closing adjustments. Of the total proceeds, $2.5 billion of net cash proceeds have been received year-to-date in 2025 including approximately $850 million from the sale of Porcupine and Akyem in the second quarter. Additionally, since the last earnings call Newmont sold half of its equity stake in Greatland Resources (received from the sale of Telfer and Havieron in 2024) and its entire equity stake in Discovery Silver (received from the sale of Porcupine in 2025) for net proceeds after taxes and commissions of $470 million.
Projects Update
For details on Newmont’s key projects currently in execution, refer to the Company’s Fourth Quarter 2024 Earnings and 2025 Guidance press release, issued on February 20, 2025, and available on Newmont.com. Additional project updates will be provided as they become available. Please refer to the cautionary statement and footnotes for further information.
Committed to Concurrent Reclamation
Since mines operate for a finite period, careful closure planning is crucial to address the diverse social, economic, environmental, and regulatory impacts associated with the end of mining operations. Newmont’s global Closure Strategy integrates closure planning throughout each operation’s lifespan, aiming to create enduring positive and sustainable legacies that last long after mining ceases. Newmont continues to recognize reclamation and remediation expense throughout the year. In the first half of 2025, Newmont spent $280 million on reclamation activities, including $167 million on the construction of water treatment plants at Yanacocha which is expected to continue to increase in the third quarter, with the fourth quarter planned to be the highest of the year. The Company remains on track to spend $800 million on reclamation for the full year, inclusive of $600 million allocated to the Yanacocha water treatment plants. Additional updates on reclamation spend will be provided as available.

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         6

	2024					2025
Operating Results	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,581	1,528	1,551	1,811	6,471	1,430	1,363			2,793

Average Realized Price ($/oz, $/lb)
Average realized gold price	$2,090	$2,347	$2,518	$2,643	$2,408	$2,944	$3,320			$3,128
Average realized copper price	$3.72	$4.47	$4.31	$3.57	$4.00	$4.65	$4.37			$4.51
Average realized silver price	$20.41	$26.20	$25.98	$25.15	$24.13	$30.12	$29.50			$29.80
Average realized lead price	$0.92	$1.05	$0.86	$0.86	$0.91	$0.89	$0.88			$0.88
Average realized zinc price	$0.92	$1.31	$1.14	$1.21	$1.14	$1.13	$1.13			$1.13

Attributable Gold Production (koz)
Boddington	142	147	137	164	590	126	147			273
Tanami	90	99	102	117	408	78	90			168
Cadia	122	117	115	110	464	103	104			207
Lihir	181	141	129	163	614	164	160			324
Ahafo	190	184	213	211	798	205	197			402
Peñasquito	45	64	63	127	299	123	148			271
Cerro Negro	81	19	60	78	238	28	42			70
Yanacocha	91	78	93	92	354	105	131			236
Merian (75%)	57	46	43	59	205	47	40			87
Brucejack	37	60	89	72	258	41	50			91
Red Chris (70%)	6	9	9	16	40	14	15			29
Managed Core Portfolio	1,042	964	1,053	1,209	4,268	1,034	1,124			2,158
Nevada Gold Mines (38.5%)	264	253	242	280	1,039	216	239			455
Pueblo Viejo (40%) (2)	54	53	66	62	235	49	63			112
Fruta Del Norte (32%) (3)	21	35	43	39	138	43	38			81
Non-Managed Core Portfolio	339	341	351	381	1,412	308	340			648
Total Core Portfolio	1,381	1,305	1,404	1,590	5,680	1,342	1,464			2,806
Non-Core Assets (4)	294	302	264	309	1,169	195	14			209
Total Attributable Gold Production	1,675	1,607	1,668	1,899	6,849	1,537	1,478			3,015

Co-Product Production
Red Chris copper tonnes (thousands)	5	6	6	9	26	7	7			14
Boddington copper tonnes (thousands)	9	10	9	9	37	7	7			14
Cadia copper tonnes (thousands)	21	22	21	23	87	21	22			43
Telfer copper tonnes (thousands) (4)	1	—	1	1	3	—	—			—
Total copper tonnes (thousands)	36	38	37	42	153	35	36			71
Peñasquito silver ounces (millions)	9	8	7	9	33	6	8			14
Peñasquito lead tonnes (thousands)	28	20	19	29	96	22	27			49
Peñasquito zinc tonnes (thousands)	58	65	58	77	258	59	67			126

Gold Co-Product CAS Consolidated ($/oz)
Boddington	$1,016	$1,022	$1,098	$1,084	$1,056	$1,239	$1,207			$1,223
Tanami	$902	$1,018	$979	$898	$947	$1,087	$1,278			$1,191
Cadia	$648	$624	$723	$616	$653	$794	$805			$800
Lihir	$936	$1,101	$1,619	$1,523	$1,270	$1,009	$1,287			$1,147
Ahafo	$865	$976	$867	$916	$904	$1,238	$1,010			$1,124
Peñasquito	$853	$827	$985	$630	$776	$898	$756			$823
Cerro Negro	$861	$2,506	$1,535	$1,177	$1,325	$2,063	$2,118			$2,089
Yanacocha	$972	$1,000	$1,072	$970	$1,003	$961	$882			$915
Merian (75%)	$1,221	$1,546	$1,795	$1,334	$1,457	$1,497	$1,808			$1,679
Brucejack	$2,175	$1,390	$970	$1,126	$1,254	$1,800	$1,861			$1,831
Red Chris (70%)	$940	$951	$2,228	$901	$1,225	$1,106	$1,475			$1,290
Managed Core Portfolio	$955	$1,053	$1,117	$1,021	$1,036	$1,150	$1,154			$1,152
Nevada Gold Mines (38.5%)	$1,177	$1,220	$1,311	$1,177	$1,219	$1,426	$1,448			$1,437
Non-Managed Core Portfolio	$1,177	$1,220	$1,311	$1,177	$1,219	$1,426	$1,448			$1,437
Total Core Portfolio	$1,000	$1,087	$1,153	$1,050	$1,071	$1,198	$1,204			$1,202
Non-Core Assets (4)	$1,306	$1,398	$1,474	$1,316	$1,370	$1,410	$2,032			$1,455
Total Gold co-product CAS (5)	$1,057	$1,152	$1,207	$1,096	$1,126	$1,227	$1,215			$1,221

Gold By-Product CAS ($/oz)
Red Chris	$(1,143)	$(2,556)	$5,125	$(1,333)	$(256)	$(1,200)	$71			$(586)
Boddington	$810	$750	$863	$916	$840	$970	$1,000			$985
Cadia	$(228)	$(626)	$(398)	$(173)	$(366)	$(643)	$(514)			$(575)
Peñasquito	$(2,091)	$(2,047)	$(1,036)	$(1,587)	$(1,659)	$(949)	$(880)			$(912)
Managed Core Portfolio	$691	$635	$884	$677	$722	$733	$789			$763
Non-Managed Core Portfolio	$1,177	$1,220	$1,311	$1,177	$1,219	$1,426	$1,448			$1,437
Total Core Portfolio	$790	$756	$964	$768	$819	$854	$903			$880
Total Gold by-product CAS (5)	$891	$892	$1,052	$862	$922	$930	$917			$924
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         7

	2024					2025
Operating Results (continued)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Co-Product CAS ($/unit)
Red Chris - copper ($/tonne)	$5,571	$5,043	$12,296	$4,645	$6,663	$4,991	$6,738			$5,854
Boddington - copper ($/tonne)	$5,192	$5,680	$5,605	$5,477	$5,480	$5,423	$5,163			$5,293
Cadia - copper ($/tonne)	$3,271	$3,044	$3,774	$3,209	$3,321	$3,468	$3,517			$3,494
Telfer - copper ($/tonne)	$15,885	$10,692	N.M.	$8,582	$13,214	$—	$—			$—
Total - copper ($/tonne)	$4,452	$4,184	$5,748	$4,247	$4,625	$4,182	$4,422			$4,307
Peñasquito- silver ($/ounce)	$11	$12	$13	$8	$11	$10	$9			$10
Peñasquito - lead ($/tonne)	$1,215	$1,355	$1,555	$904	$1,201	$997	$933			$965
Peñasquito - zinc ($/tonne)	$1,764	$1,867	$1,944	$1,429	$1,729	$1,499	$1,376			$1,445

Gold Co-Product AISC Consolidated ($/oz)
Boddington	$1,242	$1,237	$1,398	$1,286	$1,288	$1,544	$1,422			$1,482
Tanami	$1,149	$1,276	$1,334	$1,340	$1,281	$1,659	$1,698			$1,680
Cadia	$989	$1,064	$1,078	$1,061	$1,048	$1,184	$1,109			$1,144
Lihir	$1,256	$1,212	$1,883	$1,781	$1,512	$1,339	$1,563			$1,450
Ahafo	$1,010	$1,123	$1,043	$1,113	$1,072	$1,462	$1,220			$1,341
Peñasquito	$1,079	$1,038	$1,224	$818	$984	$1,091	$944			$1,013
Cerro Negro	$1,120	$3,010	$1,878	$1,430	$1,631	$2,857	$3,023			$2,936
Yanacocha	$1,123	$1,217	$1,285	$1,166	$1,196	$1,170	$1,144			$1,155
Merian (75%)	$1,530	$2,170	$2,153	$1,656	$1,852	$1,864	$2,074			$1,986
Brucejack	$2,580	$1,929	$1,197	$1,498	$1,603	$2,230	$2,490			$2,363
Red Chris (70%)	$1,277	$1,613	$2,633	$1,131	$1,607	$1,322	$1,903			$1,611
Managed Core Portfolio	$1,327	$1,461	$1,509	$1,411	$1,426	$1,596	$1,542			$1,568
Nevada Gold Mines (38.5%)	$1,576	$1,689	$1,675	$1,492	$1,605	$1,789	$1,771			$1,780
Non-Managed Core Portfolio	$1,576	$1,689	$1,675	$1,492	$1,605	$1,789	$1,771			$1,780
Total Core Portfolio	$1,378	$1,508	$1,540	$1,425	$1,461	$1,630	$1,582			$1,605
Non-Core Assets (4)	$1,712	$1,770	$1,967	$1,634	$1,762	$1,787	$2,550			$1,843
Total Gold Co-product AISC (5)	$1,439	$1,562	$1,611	$1,463	$1,516	$1,651	$1,593			$1,623

Gold By-Product AISC ($/oz)
Red Chris	$857	$778	$7,250	$(333)	$1,692	$(467)	$1,357			$414
Boddington	$1,085	$1,044	$1,226	$1,179	$1,134	$1,348	$1,250			$1,298
Cadia	$535	$293	$159	$750	$425	$133	$92			$111
Peñasquito	$(91)	$(859)	$411	$(810)	$(476)	$(254)	$(406)			$(335)
Managed Core Portfolio	$1,212	$1,211	$1,401	$1,203	$1,256	$1,309	$1,276			$1,292
Non-Managed Core Portfolio	$1,576	$1,689	$1,675	$1,492	$1,605	$1,789	$1,771			$1,780
Total Core Portfolio	$1,286	$1,310	$1,452	$1,256	$1,324	$1,394	$1,360			$1,376
Total Gold By-product AISC (5)	$1,373	$1,412	$1,542	$1,319	$1,408	$1,447	$1,375			$1,411

Co-Product AISC ($/unit)
Red Chris - copper ($/tonne)	$7,718	$8,599	$14,960	$6,007	$9,037	$6,053	$8,550			$7,287
Boddington - copper ($/tonne)	$5,959	$6,914	$6,436	$6,545	$6,462	$6,760	$5,917			$6,338
Cadia - copper ($/tonne)	$5,659	$5,644	$4,849	$5,612	$5,442	$5,316	$4,909			$5,098
Telfer - copper ($/tonne)	$20,643	$15,112	N.M.	$5,106	$15,903	$—	$—			$—
Total - copper ($/tonne)	$6,392	$6,675	$7,423	$6,162	$6,638	$6,014	$6,068			$6,042
Peñasquito - silver ($/ounce)	$15	$15	$17	$11	$14	$13	$12			$12
Peñasquito - lead ($/tonne)	$1,500	$1,601	$1,879	$1,132	$1,467	$1,185	$1,146			$1,165
Peñasquito - zinc ($/tonne)	$2,368	$2,498	$2,614	$2,015	$2,350	$2,026	$1,659			$1,866
____________________________
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold, in which the Company holds a 32% interest and is accounted for as an equity method investment.
(2)Represents attributable gold from Newmont's 40% interest in Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(3)Represents attributable gold from Newmont's 32% interest in Lundin Gold, which wholly owns and operates the Fruta del Norte mine and is accounted for on a quarterly lag as an equity method investment. Attributable gold ounces produced by Lundin Gold represent prior quarter production and are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(4)Non-core assets include asset divestitures which closed prior to June 30, 2025 including: Telfer, CC&V, Musselwhite, Éléonore, Akyem, and Porcupine. See Divestiture Program Update in this release for further details.
(5)Non-GAAP measure. See end of this release for reconciliation.

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         8

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	2024 (1)					2025 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD

Sales	$4,023	$4,402	$4,605	$5,652	$18,682	$5,010	$5,317			$10,327

Costs and expenses:
Costs applicable to sales (2)	2,106	2,156	2,310	2,391	8,963	2,106	2,001			4,107
Depreciation and amortization	654	602	631	689	2,576	593	620			1,213
Reclamation and remediation	98	94	132	4	328	93	83			176
Exploration	53	57	74	82	266	49	61			110
Advanced projects, research and development	53	49	47	48	197	43	40			83
General and administrative	101	100	113	128	442	110	95			205
(Gain) loss on sale of assets held for sale	485	246	115	268	1,114	(276)	(699)			(975)
Impairment charges	12	9	18	39	78	15	9			24
Other expense, net	61	50	37	43	191	28	39			67
	3,623	3,363	3,477	3,692	14,155	2,761	2,249			5,010
Other income (expense):
Change in fair value of investments and options	31	(9)	17	23	62	291	151			442
Other income (loss), net	90	109	—	164	363	10	(36)			(26)
Interest expense, net of capitalized interest	(93)	(103)	(86)	(93)	(375)	(79)	(65)			(144)
	28	(3)	(69)	94	50	222	50			272
Income (loss) before income and mining tax and other items	428	1,036	1,059	2,054	4,577	2,471	3,118			5,589
Income and mining tax benefit (expense)	(260)	(191)	(244)	(702)	(1,397)	(647)	(1,092)			(1,739)
Equity income (loss) of affiliates	7	(3)	60	69	133	78	49			127
Net income (loss) from continuing operations	175	842	875	1,421	3,313	1,902	2,075			3,977
Net income (loss) from discontinued operations	4	15	49	—	68	—	—			—
Net income (loss)	179	857	924	1,421	3,381	1,902	2,075			3,977
Net loss (income) attributable to noncontrolling interests (3)	(9)	(4)	(2)	(18)	(33)	(11)	(14)			(25)
Net income (loss) attributable to Newmont stockholders	$170	$853	$922	$1,403	$3,348	$1,891	$2,061			$3,952

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$166	$838	$873	$1,403	$3,280	$1,891	$2,061			$3,952
Discontinued operations	4	15	49	—	68	—	—			—
	$170	$853	$922	$1,403	$3,348	$1,891	$2,061			$3,952

Weighted average common shares (millions):
Basic	1,153	1,153	1,147	1,133	1,146	1,126	1,110			1,118
Effect of employee stock-based awards	—	2	2	2	2	1	2			2
Diluted	1,153	1,155	1,149	1,135	1,148	1,127	1,112			1,120

Net income (loss) attributable to Newmont stockholders per common share:
Basic:
Continuing operations	$0.15	$0.73	$0.76	$1.24	$2.86	$1.68	$1.86			$3.53
Discontinued operations	—	0.01	0.04	—	0.06	—	—			—
	$0.15	$0.74	$0.80	$1.24	$2.92	$1.68	$1.86			$3.53
Diluted:
Continuing operations	$0.15	$0.73	$0.76	$1.24	$2.86	$1.68	$1.85			$3.53
Discontinued operations	—	0.01	0.04	—	0.06	—	—			—
	$0.15	$0.74	$0.80	$1.24	$2.92	$1.68	$1.85			$3.53
____________________________
(1)Certain amounts have been reclassified to conform to the current presentation.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Relates to the Suriname Gold project C.V. (“Merian”) reportable segment.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         9

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	2024 (1)				2025 (1)
	MAR	JUN	SEP	DEC	MAR	JUN	SEP	DEC
ASSETS
Cash and cash equivalents	$2,336	$2,602	$3,016	$3,619	$4,698	$6,185
Trade receivables	782	955	974	1,056	887	637
Investments	23	50	43	21	18	468
Inventories	1,385	1,467	1,487	1,423	1,493	1,500
Stockpiles and ore on leach pads	745	681	688	761	792	767
Other current assets	879	945	795	786	653	740
Assets held for sale	5,656	5,370	5,574	4,609	2,199	102
Current assets	11,806	12,070	12,577	12,275	10,740	10,399
Property, plant and mine development, net	33,564	33,655	33,697	33,547	33,568	33,591
Investments	4,138	4,141	4,150	4,471	4,856	4,455
Stockpiles and ore on leach pads	1,837	2,002	2,114	2,266	2,409	2,540
Deferred income tax assets	210	273	229	124	59	55
Goodwill	2,792	2,792	2,721	2,658	2,658	2,658
Derivative assets	412	181	161	142	344	443
Other non-current assets	576	564	526	866	885	1,024
Total assets	$55,335	$55,678	$56,175	$56,349	$55,519	$55,165

LIABILITIES
Accounts payable	$698	$683	$772	$843	$771	$742
Employee-related benefits	414	457	542	630	502	562
Income and mining taxes payable	136	264	317	381	378	705
Lease and other financing obligations	99	104	112	107	109	112
Debt	—	—	—	924	—	—
Other current liabilities	1,784	1,819	2,081	2,481	2,357	2,544
Liabilities held for sale	2,351	2,405	2,584	2,177	1,309	5
Current liabilities	5,482	5,732	6,408	7,543	5,426	4,670
Debt	8,933	8,692	8,550	7,552	7,507	7,132
Lease and other financing obligations	436	429	437	389	370	363
Reclamation and remediation liabilities	6,652	6,620	6,410	6,394	6,376	6,216
Deferred income tax liabilities	3,094	3,046	2,883	2,820	2,733	2,890
Employee-related benefits	610	616	632	555	575	596
Silver streaming agreement	753	733	721	699	671	646
Other non-current liabilities	300	247	238	288	430	365
Total liabilities	26,260	26,115	26,279	26,240	24,088	22,878

EQUITY
Common stock	1,855	1,851	1,840	1,813	1,803	1,772
Treasury stock	(274)	(274)	(276)	(278)	(293)	(294)
Additional paid-in capital	30,436	30,394	30,228	29,808	29,624	29,141
Accumulated other comprehensive income (loss)	(16)	(7)	21	(95)	(39)	44
Retained earnings (Accumulated deficit)	(3,111)	(2,585)	(2,101)	(1,320)	153	1,449
Newmont stockholders' equity	28,890	29,379	29,712	29,928	31,248	32,112
Noncontrolling interests	185	184	184	181	183	175
Total equity	29,075	29,563	29,896	30,109	31,431	32,287
Total liabilities and equity	$55,335	$55,678	$56,175	$56,349	$55,519	$55,165
____________________________
(1)Certain amounts have been reclassified to conform to the current presentation.

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         10

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	2024 (1)					2025 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Operating activities:
Net income (loss)	$179	$857	$924	$1,421	$3,381	$1,902	$2,075			$3,977
Non-cash adjustments:
Depreciation and amortization	654	602	631	689	2,576	593	620			1,213
(Gain) loss on sale of assets held for sale	485	246	115	268	1,114	(276)	(699)			(975)
Change in fair value of investments and options	(31)	9	(17)	(23)	(62)	(291)	(151)			(442)
Net (income) loss from discontinued operations	(4)	(15)	(49)	—	(68)	—	—			—
Deferred income taxes	53	(95)	7	115	80	125	217			342
Reclamation and remediation	94	88	124	(4)	302	89	77			166
Stock-based compensation	21	23	22	23	89	21	27			48
(Gain) loss on asset and investment sales	(9)	(55)	28	1	(35)	5	2			7
Impairment charges	12	9	18	39	78	15	9			24
Other non-cash adjustments	(12)	(12)	43	(131)	(112)	(11)	51			40
Cash from operations before working capital (2)	1,442	1,657	1,846	2,398	7,343	2,172	2,228			4,400
Change in operating assets and liabilities:
Trade and other receivables	(84)	(140)	(83)	(134)	(441)	228	215			443
Inventories, stockpiles and ore on leach pads	(193)	(185)	(202)	46	(534)	(175)	(61)			(236)
Other assets	(7)	63	7	1	64	(9)	(89)			(98)
Accounts payable	(91)	(32)	69	52	(2)	(69)	(30)			(99)
Reclamation and remediation liabilities	(59)	(107)	(107)	(160)	(433)	(95)	(185)			(280)
Accrued tax liabilities (3)	90	52	(60)	153	235	91	263			354
Other accrued liabilities	(322)	86	167	155	86	(112)	43			(69)
Net change in operating assets and liabilities	(666)	(263)	(209)	113	(1,025)	(141)	156			15
Net cash provided by (used in) operating activities of continuing operations	776	1,394	1,637	2,511	6,318	2,031	2,384			4,415
Net cash provided by (used in) operating activities of discontinued operations	—	34	11	—	45	—	—			—
Net cash provided by (used in) operating activities	776	1,428	1,648	2,511	6,363	2,031	2,384			4,415

Investing activities:
Proceeds from sales of mining operations and other assets, net	—	180	150	230	560	1,684	991			2,675
Additions to property, plant and mine development	(850)	(800)	(877)	(875)	(3,402)	(826)	(674)			(1,500)
Proceeds from sales of investment	3	9	3	6	21	7	367			374
Contributions to equity method investees	(15)	(5)	(15)	(61)	(96)	(31)	(17)			(48)
Return of investment from equity method investees	25	16	14	1	56	20	24			44
Purchases of investments	—	(60)	(2)	(4)	(66)	(1)	(12)			(13)
Maturities of investments	—	—	28	—	28	—	—			—
Other	39	19	(16)	2	44	(115)	—			(115)
Net cash provided by (used in) investing activities of continuing operations	(798)	(641)	(715)	(701)	(2,855)	738	679			1,417
Net cash provided by (used in) investing activities of discontinued operations	—	—	153	—	153	—	—			—
Net cash provided by (used in) investing activities	(798)	(641)	(562)	(701)	(2,702)	738	679			1,417

Financing activities:
Repayment of debt	(3,423)	(227)	(133)	(77)	(3,860)	(985)	(398)			(1,383)
Repurchases of common stock	—	(104)	(344)	(798)	(1,246)	(348)	(1,011)			(1,359)
Dividends paid to common stockholders	(288)	(289)	(286)	(282)	(1,145)	(282)	(279)			(561)
Distributions to noncontrolling interests	(41)	(36)	(36)	(48)	(161)	(44)	(56)			(100)
Funding from noncontrolling interests	22	31	34	28	115	39	31			70
Payments on lease and other financing obligations	(18)	(22)	(22)	(25)	(87)	(23)	(23)			(46)
Payments for withholding of employee taxes related to stock-based compensation	(10)	—	(2)	(2)	(14)	(15)	(1)			(16)
Proceeds from issuance of debt, net	3,476	—	—	—	3,476	—	—			—
Other	(17)	(11)	—	(3)	(31)	(4)	(8)			(12)
Net cash provided by (used in) financing activities	(299)	(658)	(789)	(1,207)	(2,953)	(1,662)	(1,745)			(3,407)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(11)	(1)	(5)	(20)	(5)	10			5
Net change in cash, cash equivalents and restricted cash, including cash and restricted cash reclassified to assets held for sale	(324)	118	296	598	688	1,102	1,328			2,430
Less: change in cash and restricted cash reclassified to assets held for sale (4)	(395)	137	118	2	(138)	(22)	160			138
Net change in cash, cash equivalents and restricted cash	(719)	255	414	600	550	1,080	1,488			2,568
Cash, cash equivalents and restricted cash at beginning of period	3,100	2,381	2,636	3,050	3,100	3,650	4,730			3,650
Cash, cash equivalents and restricted cash at end of period	$2,381	$2,636	$3,050	$3,650	$3,650	$4,730	$6,218			$6,218

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,336	$2,602	$3,016	$3,619	$3,619	$4,698	$6,185			$6,185
Restricted cash included in Other current assets	6	6	3	1	1	1	2			2
Restricted cash included in Other non-current assets	39	28	31	30	30	31	31			31
Total cash, cash equivalents and restricted cash	$2,381	$2,636	$3,050	$3,650	$3,650	$4,730	$6,218			$6,218

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         11

____________________________
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
(2)Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled above.
(3)Cash payments for income and mining taxes, net of refunds, of $966 for the year ended December 31, 2024 is comprised of $96, $208, $254, and $408 for the first, second, third, and fourth quarter, respectively. Cash payments for income and mining taxes, net of refunds, of $1,113 for the six months ended June 30, 2025 is comprised of $465 and $648 for the first and second quarter, respectively.
(4)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets, including Cash and cash equivalents and restricted cash, included in Other current assets and Other non-current assets, were reclassified to Assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for additional information.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         12

Non-GAAP Financial Measures (dollars in millions, except per share, per ounce and per pound amounts, unless otherwise noted)
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K for the year ended December 31, 2024, filed with the SEC on February 21, 2025 for further information on the non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.
Adjusted net income (loss)
Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended June 30, 2025			Six Months Ended June 30, 2025
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$2,061	$1.86	$1.85	$3,952	$3.53	$3.53
Adjustments:
(Gain) loss on sale of assets held for sale (2)	(699)	(0.63)	(0.63)	(975)	(0.87)	(0.87)
Change in fair value of investments and options (3)	(151)	(0.14)	(0.14)	(442)	(0.39)	(0.39)
(Gain) loss on debt extinguishment (4)	18	0.02	0.02	28	0.03	0.03
Restructuring and severance (5)	15	0.01	0.01	24	0.02	0.02
Impairment charges (6)	8	0.01	0.01	23	0.02	0.02
(Gain) loss on asset and investment sales (7)	2	—	—	7	—	—
Newcrest transaction and integration costs (8)	(10)	(0.01)	(0.01)	(6)	—	—
Settlement costs (9)	—	—	—	3	—	—
Other (10)	10	0.01	0.01	17	0.01	0.01
Tax effect of adjustments (11)	173	0.16	0.16	370	0.33	0.33
Valuation allowance and other tax adjustments (12)	167	0.15	0.15	(3)	—	—
Adjusted net income (loss)	$1,594	$1.44	$1.43	$2,998	$2.68	$2.68

Weighted average common shares (millions): (13)		1,110	1,112		1,118	1,120
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)Primarily consists of the gain on the divestments of certain non-core assets; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(3)Primarily consists of the realized gain on the sale of Greatland shares and unrealized gains and losses related to the Company's marketable and other equity securities; included in Other income (loss), net.
(4)Represents the loss on the redemption of the 2026 Senior Notes and on the partial redemption of certain other senior notes; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(5)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(6)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net. Amounts are presented net of Net loss (income) attributable to noncontrolling interests of $(1) and $(1), respectively.
(7)Primarily represents gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(8)Represents costs incurred related to the Newcrest transaction and includes a gain related to reduction of the stamp duty tax liability; included in Other expense, net.
(9)Primarily consists of litigation expenses and other settlements; included in Other expense, net.
(10)Primarily represents costs incurred related to transition service agreements for divested reportable segments; included in Other income (loss), net.
(11)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.
(12)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2025 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $146 and $(51), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $11 and $3, net reductions to the reserve for uncertain tax positions of $8 and $(6), recording of a deferred tax liability for the outside basis difference at Akyem of $(2) and $— due to the status change to held for sale, and other tax adjustments of $4 and $51. For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(13)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         13

	Three Months Ended June 30, 2024			Six Months Ended June 30, 2024
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$853	$0.74	$0.74	$1,023	$0.89	$0.89
Net loss (income) attributable to Newmont stockholders from discontinued operations	(15)	(0.01)	(0.01)	(19)	(0.02)	(0.02)
Net income (loss) attributable to Newmont stockholders from continuing operations	838	0.73	0.73	1,004	0.87	0.87
Adjustments:
(Gain) loss on sale of assets held for sale (2)	246	0.22	0.22	731	0.63	0.63
(Gain) loss on asset and investment sales (3)	(55)	(0.05)	(0.05)	(64)	(0.06)	(0.06)
Newcrest transaction and integration costs (4)	16	0.01	0.01	45	0.04	0.04
Settlement costs (5)	5	—	—	26	0.03	0.03
Change in fair value of investments and options (6)	9	0.01	0.01	(22)	(0.01)	(0.01)
Impairment charges (7)	9	0.01	0.01	21	0.02	0.02
Restructuring and severance (8)	9	0.01	0.01	15	0.01	0.01
(Gain) loss on debt extinguishment (9)	(14)	(0.01)	(0.01)	(14)	(0.01)	(0.01)
Reclamation and remediation charges (10)	—	—	—	6	—	—
Tax effect of adjustments (11)	(87)	(0.07)	(0.07)	(234)	(0.20)	(0.20)
Valuation allowance and other tax adjustments (12)	(142)	(0.14)	(0.14)	(50)	(0.05)	(0.05)
Adjusted net income (loss)	$834	$0.72	$0.72	$1,464	$1.27	$1.27

Weighted average common shares (millions): (13)		1,153	1,155		1,153	1,154
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)Consists of the write-downs on assets held for sale; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(3)Primarily represents the gain recognized on the sale of the Stream Credit Facility Agreement ("SCFA") in the second quarter; included in Other income (loss), net. Refer to Note 8 to the Condensed Consolidated Financial Statements for further information.
(4)Represents costs incurred related to the Newcrest transaction; included in Other expense, net.
(5)Primarily comprised of wind down and demobilization costs related to the French Guiana project; included in Other expense, net.
(6)Primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities; included in Other income (loss), net.
(7)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(8)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(9)Primarily represents the net gain on the partial redemption of certain other senior notes in the second quarter; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(10)Represents revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 to the Condensed Consolidated Financial Statements for further information.
(11)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.
(12)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2024 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $20 and $(45), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(93) and $(58), net reductions to the reserve for uncertain tax positions of $(50) and $(52), recording of a deferred tax liability for the outside basis difference at Akyem of $(37) and $80 due to the status change to held-for-sale, and other tax adjustments of $18 and $25. For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(13)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         14

Earnings before interest, taxes, depreciation and amortization and Adjusted earnings before interest, taxes, depreciation and amortization
Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss) attributable to Newmont stockholders	$2,061	$853	$3,952	$1,023
Net income (loss) attributable to noncontrolling interests	14	4	25	13
Net (income) loss from discontinued operations	—	(15)	—	(19)
Equity loss (income) of affiliates	(49)	3	(127)	(4)
Income and mining tax expense (benefit)	1,092	191	1,739	451
Depreciation and amortization	620	602	1,213	1,256
Interest expense, net of capitalized interest	65	103	144	196
EBITDA	3,803	1,741	6,946	2,916
Adjustments:
(Gain) loss on assets held for sale (1)	(699)	246	(975)	731
Change in fair value of investments and options (2)	(151)	9	(442)	(22)
(Gain) loss on debt extinguishment (3)	18	(14)	28	(14)
Restructuring and severance (4)	15	9	24	15
Impairment charges (5)	9	9	24	21
(Gain) loss on asset and investment sales (6)	2	(55)	7	(64)
Newcrest transaction and integration costs (7)	(10)	16	(6)	45
Settlement costs (8)	—	5	3	26
Reclamation and remediation charges (9)	—	—	—	6
Other (10)	10	—	17	—
Adjusted EBITDA	$2,997	$1,966	$5,626	$3,660
____________________________
(1)Primarily consists of the gain on the sales of certain non-core assets in 2025 and the write-downs on assets held for sale in 2024; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(2)Primarily consists of the realized gain on the sale of Greatland shares in 2025 and unrealized gains and losses related to the Company's marketable and other equity securities in 2025 and 2024; included in Other income (loss), net.
(3)Represents the loss on the redemption of the 2026 Senior Notes and on the partial redemption of certain other senior notes in 2025; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(4)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(5)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(6)Primarily represents gains and losses related to the sale of certain assets and investments in 2025; in 2024, primarily represents the gain recognized on the sale of the SCFA in the second quarter. Included in Other income (loss), net. Refer to Note 8 to the Condensed Consolidated Financial Statements for further information.
(7)Represents costs incurred related to the Newcrest transaction; included in Other expense, net. In 2025, includes a gain recognized on the reduction of the stamp duty tax liability incurred as a result of the Newcrest transaction.
(8)Primarily consists of litigation expenses and other settlements in 2025 and wind-down and demobilization costs related to the French Guiana project in 2024; included in Other expense, net.
(9)Represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 to the Condensed Consolidated Financial Statements for further information.
(10)Primarily represents costs incurred related to transition service agreements for divested reportable segments in 2025; included in Other income (loss), net.

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         15

Free Cash Flow
The following table sets forth a reconciliation of Free cash flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free cash flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net cash provided by (used in) operating activities	$2,384	$1,428	$4,415	$2,204
Less: Net cash used in (provided by) operating activities of discontinued operations	—	(34)	—	(34)
Net cash provided by (used in) operating activities of continuing operations	2,384	1,394	4,415	2,170
Less: Additions to property, plant and mine development	(674)	(800)	(1,500)	(1,650)
Free cash flow	$1,710	$594	$2,915	$520

Net cash provided by (used in) investing activities (1)	$679	$(641)	$1,417	$(1,439)
Net cash provided by (used in) financing activities	$(1,745)	$(658)	$(3,407)	$(957)
____________________________
(1)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free cash flow.
Net Debt
Net debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents are subtracted from Debt and Lease and other financing obligations as these could be used to reduce the Company's debt obligations.
The following table sets forth a reconciliation of Net debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net debt.

	At June 30, 2025	At December 31, 2024
Debt	$7,132	$8,476
Lease and other financing obligations	475	496
Less: Cash and cash equivalents	(6,185)	(3,619)
Less: Cash and cash equivalents included in assets held for sale (1)	—	(45)
Net debt	$1,422	$5,308
____________________________
(1)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related Cash and cash equivalents was reclassified to Assets held for sale. At June 30, 2025, no amounts relating to Cash and cash equivalents and restricted cash remain in Assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for additional information.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         16

Costs applicable to sales per ounce/gold equivalent ounce
Costs applicable to sales per ounce/gold equivalent ounce are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.
Costs applicable to sales per ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Costs applicable to sales (1)(2)	$1,677	$1,777	$3,446	$3,467
Gold sold (thousand ounces)	1,380	1,543	2,822	3,142
Costs applicable to sales per ounce (3)	$1,215	$1,152	$1,221	$1,103
____________________________
(1)Includes by-product credits of $52 and $45 during the three months ended June 30, 2025 and 2024, respectively, and $99 and $84 during the six months ended June 30, 2025 and 2024, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Costs applicable to sales (1)(2)	$324	$379	$661	$795
Gold equivalent ounces sold - other metals (thousand ounces) (3)	361	453	729	955
Costs applicable to sales per gold equivalent ounce (4)	$899	$836	$907	$832
____________________________
(1)Includes by-product credits of $22 and $15 for the three months ended June 30, 2025 and 2024, respectively, and $39 and $30 during the six months ended June 30, 2025 and 2024, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025 and Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(4) Per ounce measures may not recalculate due to rounding.

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         17

All-In Sustaining Costs
All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended June 30, 2025	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz. (9)
Gold
Ahafo	$201	$4	$3	$—	$2	$—	$34	$244	200	$1,220
Brucejack	91	2	3	—	—	—	25	121	49	$2,490
Red Chris	22	—	—	—	—	—	6	28	14	$1,903
Peñasquito	100	4	—	—	—	5	16	125	133	$944
Merian	122	2	4	—	—	—	12	140	67	$2,074
Cerro Negro	72	2	—	—	—	—	29	103	34	$3,023
Yanacocha	119	15	—	—	16	—	4	154	136	$1,144
Boddington	169	6	—	—	—	1	24	200	140	$1,422
Tanami	115	1	1	—	—	—	36	153	90	$1,698
Cadia	88	—	—	—	—	1	32	121	109	$1,109
Lihir	202	3	2	—	—	—	38	245	156	$1,563
NGM	343	5	4	2	3	1	60	418	237	$1,771
Corporate and Other (10)	—	—	17	78	10	—	2	107	—	$—
Divested (11)
Porcupine	16	1	—	—	1	—	4	22	9	$2,233
Akyem	17	1	—	—	—	—	—	18	6	$3,145
Total Gold	1,677	46	34	80	32	8	322	2,199	1,380	$1,593

Gold equivalent ounces - other metals (12)(13)
Red Chris	46	2	—	—	—	(1)	11	58	31	$1,884
Peñasquito (14)	158	6	—	—	—	7	25	196	190	$1,030
Boddington	38	—	—	—	—	—	4	42	33	$1,304
Cadia	82	—	1	—	—	1	31	115	107	$1,082
Corporate and Other (10)	—	—	5	15	2	—	—	22	—	$—
Total Gold Equivalent Ounces	324	8	6	15	2	7	71	433	361	$1,203

Consolidated	$2,001	$54	$40	$95	$34	$15	$393	$2,632
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $74.
(3)Includes stockpile, leach pad, and product inventory adjustments of $10 at NGM.
(4)Includes operating accretion of $28, included in Reclamation and remediation, and amortization of asset retirement costs of $26; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $50 and $5, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $12 at Ahafo, $3 at Red Chris, $4 at Peñasquito, $9 at Merian, $6 at Cerro Negro, $3 at Yanacocha, $3 at Tanami, $3 at Cadia, $2 at NGM, $16 at Corporate and Other, totaling $61 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes restructuring and severance of $15, Newcrest transaction and integration costs of $(10), and impairment charges of $9; included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $19.
(9)Per ounce measures may not recalculate due to rounding.
(10)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(11)Refer to Note 3 to the Condensed Consolidated Financial Statements for information on the Company's divestitures.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
(13)For the three months ended June 30, 2025, Red Chris sold 7 thousand tonnes of copper, Peñasquito sold 7 million ounces of silver, 23 thousand tonnes of lead and 56 thousand tonnes of zinc, Boddington sold 7 thousand tonnes of copper, and Cadia sold 23 thousand tonnes of copper.
(14)All-in sustaining costs at Peñasquito is comprised of $76, $26, and $94 for silver, lead, and zinc, respectively.

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         18

Three Months Ended June 30, 2024	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz. (9)
Gold
Ahafo	$176	$5	$3	$—	$1	$—	$17	$202	180	$1,123
Brucejack	64	—	1	—	—	2	21	88	46	$1,929
Red Chris	7	—	1	—	—	1	5	14	9	$1,613
Peñasquito	53	2	—	—	—	4	8	67	64	$1,038
Merian	96	2	3	—	—	—	33	134	61	$2,170
Cerro Negro	70	1	1	—	—	—	12	84	27	$3,010
Yanacocha	77	7	4	—	1	—	5	94	78	$1,217
Boddington	139	3	1	—	—	4	21	168	136	$1,237
Tanami	101	—	2	—	—	—	23	126	99	$1,276
Cadia	77	1	2	—	1	6	44	131	123	$1,064
Lihir	162	1	4	—	5	—	7	179	148	$1,212
NGM	307	5	4	2	1	1	106	426	252	$1,689
Corporate and Other (10)	—	—	29	92	5	—	4	130	—	$—
Held for sale (11)
CC&V	45	3	1	—	—	—	8	57	33	$1,700
Musselwhite	56	1	1	—	(1)	—	21	78	56	$1,397
Porcupine	94	2	—	—	—	—	24	120	87	$1,366
Éléonore	89	1	1	—	—	—	29	120	63	$1,900
Telfer (12)	83	3	2	—	4	2	7	101	33	$3,053
Akyem	81	3	—	—	—	—	7	91	48	$1,952
Total Gold	1,777	40	60	94	17	20	402	2,410	1,543	$1,562

Gold equivalent ounces - other metals (13)(14)
Red Chris	33	—	1	—	—	5	17	56	36	$1,560
Peñasquito (15)	218	7	—	—	2	24	29	280	241	$1,164
Boddington	49	1	—	—	—	4	6	60	47	$1,254
Cadia	67	1	2	—	1	22	33	126	123	$1,024
Corporate and Other (10)	—	—	3	6	—	—	—	9	—	$—
Held for sale (12)
Telfer	12	—	—	—	—	3	1	16	6	$2,742
Total Gold Equivalent Ounces	379	9	6	6	3	58	86	547	453	$1,207

Consolidated	$2,156	$49	$66	$100	$20	$78	$488	$2,957
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $60.
(3)Includes stockpile, leach pad, and product inventory adjustments of $9 at Cerro Negro and $11 at NGM.
(4)Includes operating accretion of $34, included in Reclamation and remediation, and amortization of asset retirement costs of $15; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $54 and $6, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $9 at Ahafo, $3 at Peñasquito, $2 at Merian, $2 at Cerro Negro, $5 at Tanami, $3 at NGM, $14 at Corporate and Other, $1 at CC&V, and $1 at Porcupine, totaling $40 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes Newcrest transaction and integration costs of $16, impairment charges of $9, restructuring and severance of $9, settlements costs of $5; included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $15.
(9)Per ounce measures may not recalculate due to rounding.
(10)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(11)Sites were classified as held for sale as of June 30, 2024. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(12)During the second quarter of 2024, seepage points were detected on the outer wall and around the tailings storage facility at Telfer and the Company temporarily ceased placing new tailings on the facility. Production resumed during the third quarter of 2024. The Company completed the sale of Telfer in the fourth quarter of 2024.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(14)For the three months ended June 30, 2024, Red Chris sold 6 thousand tonnes of copper, Peñasquito sold 8 million ounces of silver, 20 thousand tonnes of lead and 52 thousand tonnes of zinc, Boddington sold 9 thousand tonnes of copper, Cadia sold 23 thousand tonnes of copper, and Telfer sold 1 thousand tonnes of copper.
(15)All-in sustaining costs as Peñasquito is comprised of $121, $31, and $128 for silver, lead, and zinc, respectively.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         19

Six Months Ended June 30, 2025	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz. (9)
Gold
Ahafo	$448	$8	$5	$—	$2	$—	$72	$535	399	$1,341
Brucejack	174	3	5	—	—	1	41	224	95	$2,363
Red Chris	38	1	—	—	—	—	8	47	29	$1,611
Peñasquito	206	8	—	—	—	13	27	254	251	$1,013
Merian	194	4	4	—	—	—	27	229	115	$1,986
Cerro Negro (10)	150	4	1	—	1	—	55	211	72	$2,936
Yanacocha	212	26	—	—	24	—	5	267	232	$1,155
Boddington	336	11	1	—	—	2	58	408	275	$1,482
Tanami	197	2	3	—	—	—	76	278	165	$1,680
Cadia	165	1	—	—	—	3	68	237	207	$1,144
Lihir	363	7	3	—	—	—	86	459	316	$1,450
NGM	651	9	5	5	3	3	130	806	453	$1,780
Corporate and Other (11)	—	—	46	170	13	—	4	233	—	$—
Divested (12)
CC&V	39	2	—	—	—	—	5	46	27	$1,684
Musselwhite	33	1	—	—	—	—	14	48	32	$1,531
Porcupine	79	3	1	—	1	—	25	109	60	$1,810
Éléonore	54	1	2	—	—	—	12	69	49	$1,403
Akyem	107	5	—	—	—	—	8	120	45	$2,664
Total Gold	3,446	96	76	175	44	22	721	4,580	2,822	$1,623

Gold equivalent ounces - other metals (13)(14)
Red Chris	81	3	—	—	—	—	17	101	63	$1,605
Peñasquito (15)	351	12	—	1	—	35	49	448	402	$1,114
Boddington	76	1	—	—	—	1	12	90	65	$1,396
Cadia	153	1	1	—	—	3	65	223	199	$1,123
Corporate and Other (11)	—	—	10	29	2	—	—	41	—	$—
Total Gold Equivalent Ounces	661	17	11	30	2	39	143	903	729	$1,239

Consolidated	$4,107	$113	$87	$205	$46	$61	$864	$5,483
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $138.
(3)Includes stockpile, leach pad, and product inventory adjustments of $3 at Cerro Negro and $25 at NGM.
(4)Includes operating accretion of $66, included in Reclamation and remediation, and amortization of asset retirement costs of $47; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $101 and $9, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $20 at Ahafo, $5 at Red Chris, $8 at Peñasquito, $16 at Merian, $10 at Cerro Negro, $4 at Yanacocha, $2 at Boddington, $3 at Tanami, $3 at Cadia, $3 at NGM, $32 at Corporate and Other, totaling $106 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes restructuring and severance of $24, impairment charges of $24, Newcrest transaction and integration costs of $(6), settlement costs of $3; included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $39.
(9)Per ounce measures may not recalculate due to rounding.
(10)During the first quarter of 2025, mining and processing operations at the site were temporarily suspended due to safety events. Full operations resumed in April 2025.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(12)Refer to Note 3 to the Condensed Consolidated Financial Statements for information on the Company's divestitures.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
(14)For the six months ended June 30, 2025, Red Chris sold 14 thousand tonnes of copper, Peñasquito sold 13 million ounces of silver, 44 thousand tonnes of lead and 129 thousand tonnes of zinc, Boddington sold 14 thousand tonnes of copper, and Cadia sold 44 thousand tonnes of copper.
(15)All-in sustaining costs at Peñasquito is comprised of $155, $51, and $242 for silver, lead, and zinc, respectively.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         20

Six Months Ended June 30, 2024	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
Ahafo	$335	$9	$3	$—	$1	$1	$39	$388	364	$1,066
Brucejack	138	1	1	—	—	3	33	176	80	$2,206
Red Chris	14	—	1	—	—	2	6	23	16	$1,453
Peñasquito	91	3	—	—	—	7	13	114	108	$1,055
Merian	186	4	5	—	—	—	52	247	135	$1,820
Cerro Negro	133	3	2	—	1	—	27	166	101	$1,635
Yanacocha	165	14	6	—	1	—	10	196	168	$1,166
Boddington	283	8	1	—	—	7	45	344	278	$1,240
Tanami	183	1	2	—	—	—	45	231	190	$1,215
Cadia	151	1	5	—	1	12	74	244	237	$1,028
Lihir	333	2	10	—	5	—	58	408	330	$1,236
NGM	621	9	6	4	2	3	201	846	519	$1,631
Corporate and Other (10)	—	—	59	182	6	—	8	255	—	$—
Held for sale (11)
CC&V	85	6	2	—	1	—	13	107	62	$1,716
Musselwhite	113	2	3	—	—	—	46	164	105	$1,568
Porcupine	157	7	2	—	—	—	43	209	148	$1,408
Éléonore	169	3	5	—	—	—	50	227	119	$1,910
Telfer (12)	153	5	5	—	4	3	10	180	59	$3,037
Akyem	157	14	—	1	—	—	15	187	123	$1,523
Total Gold	3,467	92	118	187	22	38	788	4,712	3,142	$1,500

Gold equivalent ounces - other metals (13)(14)
Red Chris	64	—	3	—	—	9	23	99	67	$1,486
Peñasquito (15)	473	16	1	—	2	59	63	614	544	$1,130
Boddington	97	2	—	—	—	7	9	115	98	$1,165
Cadia	134	1	4	—	1	41	60	241	235	$1,025
Corporate and Other (10)	—	—	4	14	—	—	—	18	—	$—
Held for sale (11)
Telfer (12)	27	1	1	—	—	5	2	36	11	$3,218
Total Gold Equivalent Ounces	795	20	13	14	3	121	157	1,123	955	$1,176

Consolidated	$4,262	$112	$131	$201	$25	$159	$945	$5,835
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $114.
(3)Includes stockpile, leach pad, and product inventory adjustments of $2 at Brucejack, $1 at Peñasquito, $9 at Cerro Negro, $17 at NGM, and $15 at Telfer.
(4)Include operating accretion of $67, included in Reclamation and remediation, and amortization of asset retirement costs of $45; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $108 and $17, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $14 at Ahafo, $4 at Peñasquito, $4 at Merian, $6 at Cerro Negro, $1 at Boddington, $13 at Tanami, $6 at NGM, $27 at Corporate and Other, $1 at CC&V, $1 at Porcupine, and $4 at Akyem totaling $81 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes Newcrest transaction-related costs of $45, settlement costs of $26, impairment charges of $21, and restructuring and severance of $15; included Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $30.
(9)Per ounce measures may not recalculate due to rounding.
(10)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(11)Sites were classified as held for sale as of June 30, 2024. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(12)During the second quarter, seepage points were detected on the outer wall and around the tailings storage facility at Telfer and we temporarily ceased placing new tailings on the facility. Production resumed during the third quarter of 2024. The Company completed the sale of Telfer in the fourth quarter of 2024.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(14)For the six months ended June 30, 2024, Red Chris sold 12 thousand tonnes of copper, Peñasquito sold 18 million ounces of silver, 49 thousand tonnes of lead and 113 thousand tonnes of zinc, Boddington sold 18 thousand tonnes of copper, Cadia sold 43 thousand tonnes of copper, and Telfer sold 2 thousand tonnes of copper.
(15)All-in sustaining costs at Peñasquito is comprised of $266, $75, and $273 for silver, lead, and zinc, respectively.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         21

A reconciliation of the 2025 Gold AISC outlook to the 2025 Gold CAS outlook is provided below. For more details, refer to the Company’s Fourth Quarter 2024 Earnings and 2025 Guidance press release, issued on February 20, 2025, and available on Newmont.com. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2025 Guidance Total Core Portfolio - Gold (1)(2)
(in millions, except ounces and per ounce)	Guidance Estimate
Cost Applicable to Sales (3)(4)	$6,100
Reclamation Costs (5)	160
Advanced Projects & Exploration (6)	200
General and Administrative (7)	340
Other Expense	20
Treatment and Refining Costs	80
Sustaining Capital (8)	1,440
Sustaining Finance Lease Payments	60
All-in Sustaining Costs	$8,390
Ounces (000) Sold (9)	5,175
All-in Sustaining Costs per Ounce	$1,620
____________________________
(1)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2025 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. 2025 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 20, 2025. Guidance cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Guidance and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. See cautionary statement at the end of this release.
(2)All values are presented on a consolidated basis for Newmont.
(3)Excludes Depreciation and amortization and Reclamation and remediation.
(4)Includes stockpile and leach pad inventory adjustments.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)Includes stock-based compensation.
(8)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo and Fruta del Norte.

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         22

Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Net income (loss) attributable to Newmont stockholders	$2,061	$1,891	$1,403	$922
Net income (loss) attributable to noncontrolling interests	14	11	18	2
Net loss (income) from discontinued operations	—	—	—	(49)
Equity loss (income) of affiliates	(49)	(78)	(69)	(60)
Income and mining tax expense (benefit)	1,092	647	702	244
Depreciation and amortization	620	593	689	631
Interest expense, net of capitalized interest	65	79	93	86
EBITDA (1)	$3,803	$3,143	$2,836	$1,776
Adjustments:
(Gain) loss on sale of assets held for sale	$(699)	$(276)	$268	$115
Change in fair value of investments	(151)	(291)	(23)	(17)
(Gain) loss on debt extinguishment	18	10	(3)	(15)
Restructuring and severance	15	9	18	5
Newcrest transaction and integration costs	(10)	4	10	17
Impairment charges	9	15	39	18
(Gain) loss on asset and investment sales	2	5	1	28
Settlement costs	—	3	11	7
Reclamation and remediation charges	—	—	(110)	33
Pension settlements	—	—	1	—
Other	10	7	—	—
Adjusted EBITDA (1)	$2,997	$2,629	$3,048	$1,967
12 month trailing Adjusted EBITDA	$10,641

Total Debt	$7,132
Lease and other financing obligations	475
Less: Cash and cash equivalents	(6,185)
Total Net debt	$1,422

Net debt to Adjusted EBITDA	0.1
____________________________
(1)See EBITDA and Adjusted EBITDA reconciliation for more details on adjustments.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         23

Net average realized price per ounce/ pound
Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead, and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended June 30,		Increase (Decrease)	Percent Change
	2025	2024
Consolidated gold sales, net	$4,582	$3,623	$959	26%
Consolidated copper sales, net	360	377	(17)	(5)%
Consolidated silver sales, net	191	209	(18)	(9)%
Consolidated lead sales, net	43	44	(1)	(2)%
Consolidated zinc sales, net	141	149	(8)	(5)%
Total sales	$5,317	$4,402	$915	21%

	Six Months Ended June 30,		Increase (Decrease)	Percent Change
	2025	2024
Consolidated gold sales, net	$8,827	$6,964	$1,863	27%
Consolidated copper sales, net	714	674	40	6%
Consolidated silver sales, net	379	410	(31)	(8)%
Consolidated lead sales, net	85	104	(19)	(18)%
Consolidated zinc sales, net	322	273	49	18%
Total sales	$10,327	$8,425	$1,902	23%

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         24

	Three Months Ended June 30, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,556	$356	$171	$39	$148
Provisional pricing mark-to-market	34	4	5	5	(6)
Silver streaming amortization	—	—	20	—	—
Gross after provisional pricing and streaming impact	4,590	360	196	44	142
Treatment and refining charges	(8)	—	(5)	(1)	(1)
Net	$4,582	$360	$191	$43	$141
Consolidated ounces/pounds sold (1)(2)	1,380	83	7	50	124
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$3,301	$4.31	$26.50	$0.79	$1.19
Provisional pricing mark-to-market	25	0.06	0.76	0.10	(0.05)
Silver streaming amortization	—	—	3.04	—	—
Gross after provisional pricing and streaming impact	3,326	4.37	30.30	0.89	1.14
Treatment and refining charges	(6)	—	(0.80)	(0.01)	(0.01)
Net	$3,320	$4.37	$29.50	$0.88	$1.13
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended June 30, 2025 the Company sold 37 thousand tonnes of copper, 23 thousand tonnes of lead, and 56 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

	Three Months Ended June 30, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$3,617	$386	$176	$41	$146
Provisional pricing mark-to-market	26	25	19	3	18
Silver streaming amortization	—	—	23	—	—
Gross after provisional pricing and streaming impact	3,643	411	218	44	164
Treatment and refining charges	(20)	(34)	(9)	—	(15)
Net	$3,623	$377	$209	$44	$149
Consolidated ounces/pounds sold (1)(2)	1,543	84	8	43	113
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,344	$4.57	$22.17	$0.97	$1.29
Provisional pricing mark-to-market	17	0.29	2.37	0.08	0.15
Silver streaming amortization	—	—	2.79	—	—
Gross after provisional pricing and streaming impact	2,361	4.86	27.33	1.05	1.44
Treatment and refining charges	(14)	(0.39)	(1.13)	—	(0.13)
Net	$2,347	$4.47	$26.20	$1.05	$1.31
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended June 30, 2024 the Company sold 39 thousand tonnes of copper, 20 thousand tonnes of lead, and 52 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         25

	Six Months Ended June 30, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$8,723	$680	$328	$82	$355
Provisional pricing mark-to-market	126	38	24	5	(12)
Silver streaming amortization	—	—	39	—	—
Gross after provisional pricing and streaming impact	8,849	718	391	87	343
Treatment and refining charges	(22)	(4)	(12)	(2)	(21)
Net	$8,827	$714	$379	$85	$322
Consolidated ounces/pounds sold (1)(2)	2,822	159	13	97	285
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$3,091	$4.29	$25.88	$0.85	$1.24
Provisional pricing mark-to-market	45	0.24	1.87	0.05	(0.04)
Silver streaming amortization	—	—	3.04	—	—
Gross after provisional pricing and streaming impact	3,136	4.53	30.79	0.90	1.20
Treatment and refining charges	(8)	(0.02)	(0.99)	(0.02)	(0.07)
Net	$3,128	$4.51	$29.80	$0.88	$1.13
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the six months ended June 30, 2025 the Company sold 72 thousand tonnes of copper, 44 thousand tonnes of lead, and 129 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

	Six Months Ended June 30, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$6,946	$702	$358	$102	$295
Provisional pricing mark-to-market	56	34	23	3	15
Silver streaming amortization	—	—	50	—	—
Gross after provisional pricing and streaming impact	7,002	736	431	105	310
Treatment and refining charges	(38)	(62)	(21)	(1)	(37)
Net	$6,964	$674	$410	$104	$273
Consolidated ounces/pounds sold (1)(2)	3,142	164	18	108	248
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,210	$4.27	$20.14	$0.95	$1.19
Provisional pricing mark-to-market	18	0.21	1.28	0.03	0.06
Silver streaming amortization	—	—	2.78	—	—
Gross after provisional pricing and streaming impact	2,228	4.48	24.20	0.98	1.25
Treatment and refining charges	(12)	(0.38)	(1.20)	(0.01)	(0.15)
Net	$2,216	$4.10	$23.00	$0.97	$1.10
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the six months ended June 30, 2024 the Company sold 75 thousand tonnes of copper, 49 thousand tonnes of lead, and 113 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         26

Gold by-product metrics
Copper, silver, lead, zinc, and molybdenum are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, zinc, and molybdenum production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks.
The following reconciles these non-GAAP measures to the most directly comparable GAAP measures:

Total Newmont Sales and Costs Applicable to Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024 (1)	2025	2024 (1)
Consolidated gold sales, net (Managed Core)	$3,749	$2,277	$6,790	$4,444
Consolidated gold sales, net (Non-Managed Core)	783	590	1,409	1,149
Consolidated gold sales, net (Non-Core)	50	763	628	1,385
Consolidated other metal sales, net	735	772	1,500	1,447
Sales	$5,317	$4,402	$10,327	$8,425

Costs applicable to sales (Managed Core)	$1,625	$1,389	$3,144	$2,780
Costs applicable to sales (Non-Managed Core)	343	307	651	621
Costs applicable to sales (Non-Core)	33	460	312	861
Costs applicable to sales	$2,001	$2,156	$4,107	$4,262

Total Newmont Consolidated Gold By-product Unit Costs
Costs applicable to sales	$2,001	$2,156	$4,107	$4,262
Less: Consolidated other metal sales, net (2)	(735)	(772)	(1,500)	(1,447)
By-product costs applicable to sales	$1,266	$1,384	$2,607	$2,815
Gold sold (thousand ounces)	1,380	1,543	2,822	3,142
Total Gold CAS per ounce (by-product) (3)	$917	$897	$924	$896

Total AISC	$2,632	$2,957	$5,483	$5,835
Less: Consolidated other metal sales, net (2)	(735)	(772)	(1,500)	(1,447)
By-product AISC	$1,897	$2,185	$3,983	$4,388
Gold sold (thousand ounces)	1,380	1,543	2,822	3,142
Total Gold AISC per ounce (by-product) (3)	$1,375	$1,416	$1,411	$1,397

Managed Core Gold By-product Unit Costs
Costs applicable to sales (Managed Core) (4)	$1,625	$1,389	$3,144	$2,780
Less: Consolidated other metal sales, net (2)	(735)	(772)	(1,500)	(1,447)
By-product costs applicable to sales	$890	$617	$1,644	$1,333
Gold sold (thousand ounces)	1,128	971	2,156	2,007
Total Gold CAS per ounce (by-product) (3)	$789	$635	$763	$664

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         27

Total AISC	$2,174	$1,948	$4,285	$3,879
Less: Consolidated other metal sales, net (2)	(735)	(772)	(1,500)	(1,447)
By-product AISC	$1,439	$1,176	$2,785	$2,432
Gold sold (thousand ounces)	1,128	971	2,156	2,007
Total Gold AISC per ounce (by-product) (3)	$1,276	$1,211	$1,292	$1,212

Total Core Gold By-product Unit Costs
Costs applicable to sales (Managed and Non-Managed Core) (4)	$1,968	$1,696	$3,795	$3,401
Less: Consolidated other metal sales, net (2)	(735)	(772)	(1,500)	(1,447)
By-product costs applicable to sales	$1,233	$924	$2,295	$1,954
Gold sold (thousand ounces)	1,365	1,223	2,609	2,526
Total Gold CAS per ounce (by-product) (3)	$903	$756	$880	$774

Total AISC	$2,592	$2,374	$5,091	$4,725
Less: Consolidated other metal sales, net (2)	(735)	(772)	(1,500)	(1,447)
By-product AISC	$1,857	$1,602	$3,591	$3,278
Gold sold (thousand ounces)	1,365	1,223	2,609	2,526
Total Gold AISC per ounce (by-product) (3)	$1,360	$1,310	$1,376	$1,298
____________________________
(1)Certain amounts for the prior period has been recast to reflect current year presentation.
(2)Included in Sales as presented on the Condensed Consolidated Statement of Operations; refer to the reconciliation provided in the table above.
(3)Per ounce measures may not recalculate due to rounding.
(4)Included in Costs applicable to sales as presented on the Condensed Consolidated Statement of Operations; refer to the reconciliation provided in the table above.

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Conference Call Information
A conference call will be held on Thursday, July 24, 2025 at 5:30 p.m. Eastern Daylight Time (3:30 p.m. Mountain Daylight Time), which is 7:30 a.m. Australian Eastern Standard Time on Friday, July 25, 2025; it will also be available on the Company’s website.
Conference Call Details

Dial-In Number	833.470.1428
Intl Dial-In Number	404.975.4839[1]
Dial-In Access Code	242977
Conference Name	Newmont
Replay Number	866.813.9403
Intl Replay Number	929.458.6194
Replay Access Code	836920

1For toll-free phone numbers, refer to the following link: https://www.netroadshow.com/events/global-numbers?confId=49005
Webcast Details
Title: Newmont Second Quarter 2025 Earnings Conference Call
URL: https://events.q4inc.com/attendee/174978189

The webcast materials will be available Thursday, July 24, after North American markets close, under the “Investor Relations” section of the Company’s website. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold Company and producer of copper, zinc, lead, and silver. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in Africa, Australia, Latin America & Caribbean, North America, and Papua New Guinea. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. Newmont is an industry leader in value creation, supported by robust safety standards, superior execution, and technical expertise. Founded in 1921, the Company has been publicly traded since 1925.

At Newmont, our purpose is to create value and improve lives through sustainable and responsible mining. To learn more about Newmont’s sustainability strategy and initiatives, go to www.newmont.com.

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Natalie Worley	apac.investor.relations@newmont.com

Media Contact - Global

Shannon Brushe	globalcommunications@newmont.com

Media Contact - Asia Pacific

Rosalie Cobai	australiacommunications@newmont.com

NEWMONT SECOND QUARTER 2025 RESULTS | NEWS RELEASE         29

Cautionary Statement Regarding Forward Looking Statements, Including Outlook Assumptions, and Notes:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the development of key projects, including with respect to production and capital cost estimates; (v) expectations regarding share and debt repurchases; (vi) estimates of future cost reductions, savings and efficiencies, productivity improvements, and future cash flow enhancements, (vii) expectations regarding Newmont’s Core Portfolio; (viii) expectations regarding future investments or divestitures; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; (x) estimates of expected reclamation and remediation costs, water treatment costs and other expenses, and (xi) expectations regarding receipt of deferred or contingent consideration in connection with recent asset sales. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar and Canadian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.

Future dividends beyond the dividend payable on September 29, 2025 to holders of record at the close of business on September 4, 2025 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and are non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.

Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. Under the share repurchase program authorization, Newmont may purchase its common stock on a on a discretionary basis from time to time on the open market, including through the use of trading plans that satisfy the conditions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in accordance with the requirements of the Securities and Exchange Commission, or by accelerated share repurchases or privately negotiated transactions. The timing and amount of common stock repurchases made under the authorization will be determined by management based on its evaluation of market conditions and other factors as mentioned above. The share repurchase program authorization has no expiration date and does not obligate the Company to acquire any particular amount of shares and may be suspended or discontinued at any time.

For a more detailed discussion of such risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 21, 2025, under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or at www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. Investors are also encouraged to review our Form 10-Q for the quarter ended June 30, 2025, expected to be filed on July 24, 2025.
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